Exhibit 99.1

Customers Bancorp, Inc. SM 1015 Penn Avenue Wyomissing, PA 19610
Contacts: Jay Sidhu, Chairman & CEO 610-935-8693 Richard Ehst, President & COO 610-917-3263 Investor Contact: Thomas R. Brugger, CFO 484-359-7113

Customers Bancorp raises $100 million in private placements of common stock

Wyomissing, PA – September 20, 2012— Customers Bancorp announced that it issued a total of 7,111,819 shares of common stock in two private offerings, the second of which closed today for a total offering amount of approximately $85 million at $14 per share.  FBR Capital Markets & Co. acted as sole placement agent for this second offering.  In the first private offering, which took place in July and August 2012, Customers Bancorp raised approximately $15 million.  The proceeds of the private offerings will be used to support organic growth and other general corporate purposes.

"We are seeing solid loan growth and are committed to maintaining a strong balance sheet so this offering made sense given the investor demand for our stock", stated Jay Sidhu, Chairman and CEO of Customers Bancorp.  “We announced a goal to raise $50 million but upsized the offering to $85 million based upon strong investor demand,” added Thomas Brugger, CFO of Customers Bancorp.  At $14 per share, the price is equal to 1.02 times June 30, 2012 tangible book value per share.  "We expect the return on assets to be in the 0.9% to 1.0% range in the fourth quarter of 2012 so this capital will be immediately deployed in a profitable way", added Brugger.

Customers Bancorp is a $3.4 billion asset bank which is the 8th largest bank holding company in Pennsylvania with 20 branches on a pro forma basis when taking into account the pending acquisitions of Acacia Federal Savings Bank, which is anticipated to close in the 4th quarter of 2012, and CMS Bancorp, which is scheduled to close in the 2nd quarter of 2013, both of which are subject to regulatory approval.

Customers Bancorp’s senior management team has an average of 30-plus years of banking experience and Customers Bancorp has been executing on its high tech, high touch organic growth strategies for three years.  This strategy has generated almost 100% compound average annual growth rate in deposits with an average branch size of $126 million.  Lending platforms in commercial and consumer lending have been built led by the creation of a $1 billion warehouse lending business.  Customers Bancorp and Customers Bank have announced five acquisitions since 2010, three of which have been completed.  Three of the acquisitions have provided, or will provide, accretion to book value per share.  Since 2009 when Jay Sidhu and the initial investors invested capital into Customers Bank, book value has increased by approximately 50% as the bank’s assets grew from $270 million to $3.4 billion on a pro forma basis when taking into account the aforementioned pending acquisitions.

Customers Bancorp was advised by Stradley Ronon Stevens & Young, LLP in connection with its private offerings.

The shares sold in the private offerings have not be registered under the Securities Act of 1933, as amended or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Customers Bancorp has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares sold in the private offerings.

This press release is neither an offer to sell nor the solicitation of an offer to buy the shares of common stock or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About Customers Bancorp and Customers Bank

Customers Bancorp is a bank holding company based in Wyomissing, Pennsylvania. Customers Bank is a state-chartered, full-service bank headquartered in Phoenixville, Pennsylvania. Customers Bank is a member of the Federal Reserve System and is insured by the Federal Deposit Insurance Corporation (“FDIC”). With assets of approximately $2.6 billion, Customers Bank provides a full range of banking services to small and medium-sized businesses, professionals, individuals and families through branch locations in Pennsylvania, New York and New Jersey.  Customers Bank is focused on serving its targeted markets with a growth strategy that includes strategically placed branches throughout its market area and continually expanding its portfolio of loans to small businesses, multi-family projects, mortgage companies and consumers.

 “Safe Harbor” Statement

In addition to historical information, this press release may contain “forward-looking statements” which are made in good faith by Customers Bancorp, pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended.  These forward-looking statements include statements with respect to Customers Bancorp’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, and financial condition, results of operations, future performance and business.  Statements preceded by, followed by or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,”  “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement.  These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp’s control).  Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Customers Bancorp’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements.  Customers Bancorp cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact that any future events. All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made.  For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, as well as any changes in risk factors that may be identified in its quarterly or other reports filed with the SEC.  Customers Bancorp does not undertake to update any forward looking statement whether written or oral, that may be made from time to time by Customers Bancorp or by or on behalf of Customers Bank.